Exhibit 99.1

LANTHEUS MEDICAL IMAGING EXTENDS MOLYBDENUM-99 CONTRACT WITH NORDION

Demonstrates Company’s Ongoing Leadership and Commitment to Supply Chain Diversification Strategy

No. BILLERICA, Mass. (January 5, 2011) — Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic imaging, today announced that it has extended its contract with Nordion through 2013 for the continued supply of molybdenum-99 (Mo-99). The original supply agreement between Lantheus and Nordion was in place until July 31, 2011. Mo-99 is the parent isotope of technetium-99m (Tc-99m), the most widely used medical radioisotope in the world for molecular and nuclear diagnostic imaging procedures and is used in Lantheus’ TechneLite® (Technetium Tc99m Generator) generators.

“As a global leader in the medical imaging industry, Lantheus is dedicated to securing and supplying Mo-99 to the nuclear medicine community,” stated Don Kiepert, President and Chief Executive Officer of Lantheus Medical Imaging. “Several years ago, we proactively implemented a globally diversified and balanced supply chain strategy for the sourcing of Mo-99. The extension of our contract with Nordion is another example of our commitment to ensure that our customers continue to have reliable and secure access to this key medical isotope.”

“This contract extension with Lantheus reflects Nordion’s ongoing commitment to provide a long-term supply of medical isotopes for our customers and the nuclear medicine community,” said Kevin Brooks, Senior Vice President, Sales and Marketing, Nordion. “As a leading provider to the medical isotope industry, we remain focused on providing our customers, such as Lantheus, with high quality, reliable and flexible supply to serve the dynamic needs of their customers.”

About Molybdenum-99 and Technetium-99m

Mo-99 is the parent isotope of technetium-99m (Tc-99m), the most widely used radioisotope in the world for molecular and nuclear diagnostic imaging tests. Tc-99m is a critical component of many medical tests, including scans of the heart, brain, kidneys and some types of tumors. Tc-99m is used in Lantheus Medical Imaging’s TechneLite® generators, which are distributed to hospitals and radiopharmacies as a source of Tc-99m for diagnostic imaging procedures. Tc-99m is also used with Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), one of the world’s most widely used cardiac imaging agents and the leading technetium-labeled myocardial perfusion agent, which has been used to image more than 40 million patients. In diagnostic use, Tc-99m is attached to a specific molecule and injected into the patient, where it emits gamma radiation that can be used to produce an image of the area.

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic medicine for more than 50 years, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The company’s proven success in discovering, developing and marketing innovative medical imaging agents provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has more than 650 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the risks that the global supply of Mo-99 is fragile and not stable, that prolonged planned or unplanned reactor shutdowns could limit the amount of Mo-99 available to the company and limit the quantity of TechneLite® generators that the company could manufacture, deliver and sell, and other factors that may be described from time to time in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.